Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

SoundHound AI, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001	(1)	Other	726,888	$	$2,006,210.88	0.0001381	$277.06

Total Offering Amounts:							$2,006,210.88		277.06
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$277.06

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Offering Note(s)

(1)	Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee the proposed maximum aggregate offering price of $2,006,210.88 of the securities being registered was calculated based on the product of (a) $2.76, the average of the high and low prices per share of Common Stock, par value $0.001 per share (“LivePerson common stock”), of LivePerson, Inc. (“LivePerson”) on the New York Stock Exchange on August 28, 2026, multiplied by (b) 726,888, the estimated maximum number of shares of LivePerson common stock to be exchanged for shares of Class A common stock, par value $0.0001 per share, of SoundHound AI, Inc. (“SoundHound”) upon completion of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026, by and among SoundHound, LivePerson, Lightspeed Merger Sub, Inc., an indirect wholly owned subsidiary of SoundHound, and Lightspeed Merger Sub II Inc., an indirect, wholly owned subsidiary of SoundHound.